Exhibit 99.1

One Franklin Plaza

Burlington, NJ 08016-4907

(609) 386-2500

CONTACT:	Barry J. Lipsky
President and
Chief Executive Officer
609-386-2500

FOR IMMEDIATE RELEASE

FRANKLIN UPDATE

Burlington, New Jersey – July 9, 2007 – Franklin Electronic Publishers, Incorporated (AMEX:FEP) reported that the Company has executed a definitive agreement with Seiko Instruments, Inc. (SII) under which SII has agreed to make a one time payment to the Company of $3,000,000 by July 31, 2007 in consideration for the elimination of minimum purchase commitments of both parties in the agreements under which SII distributes the Company’s products in Japan and the Company distributes SII’s products in the United States and Germany. Payments received pursuant to the definitive agreement will be reflected in the Company’s financial statements for the quarter ended September 30, 2007.

About Franklin

Franklin Electronic Publishers Incorporated (AMEX:FEP) is a world leader in electronic handheld information, having sold more than 39,000,000 electronic books since 1986. Current titles available directly or through partners number more than 40,000 in sixteen languages under license from world class publishers, such as Merriam-Webster and HarperCollins, focused in five genres: Learning, Language Learning, Travel, Spiritual, and Leisure. The Company also licenses its underlying technology to an array of partners including Adobe, Sun Microsystems and Ademco (a division of Honeywell). Franklin distributes ROLODEX® Electronics branded organizers worldwide and SEIKO branded reference products in North and South America, Australia and the European Community. Franklin’s products are available at 45,000 retail outlets worldwide, through catalogs, and online at http://www.franklin.com.

ROLODEX® is a registered trademark of Berol Corporation, a subsidiary of Newell Rubbermaid Inc. SEIKO is a registered trademark of SEIKO Corporation.

Except for the historical information contained herein, the matters discussed throughout this release, including, but not limited to, those that are stated as Franklin’s belief or expectation or preceded by the words “should” or “would” are forward looking statements that relate to the satisfactory performance of obligations under the agreement discussed herein and other risks and uncertainties that may be detailed from time to time in Franklin’s reports filed with the Securities and Exchange Commission.